EXHIBIT 99.2

100 Peachtree Street N.W., Suite 2650 Atlanta, Georgia 30303 (404) 586-0275

News from The Timber Company

Release No. C-1671 Contact: Greg Guest (404) 652-4739 Robin Keegan (4040 652-4713 April 19, 2001

The TIMBER COMPANY REPORTS FIRST QUARTER EARNINGS

            ATLANTA -- The Timber Company (NYSE: TGP) today reported net income of $22 million (27 cents diluted earnings per share) for the first quarter 2001, compared with $40 million (49 cents diluted earnings per share) for first quarter 2000.

            Operating profits for first quarter 2001 were $47 million versus first quarter 2000 operating profits of $75 million. Sales during first quarter 2001 were down 11 percent to $91 million compared with $102 million in first quarter 2000.

            "Our first quarter results reflected the weak conditions in the forest products industry during the first quarter," said Donald L. Glass, president and chief executive officer of The Timber Company. "More recently, however, we have seen some encouraging signs of improvement in solid wood products markets which should lead to stronger log demand and pricing as the year progresses.

            "First quarter comparisons were affected primarily by two factors. First, sales were lower, most notably because of widespread downtime and log inventory reductions by our customers, including Georgia-Pacific Group, in response to weak demand for solid wood and paper products. While our volumes and prices were lower than a year ago, we successfully kept first quarter 2001 prices for sawtimber and pulpwood essentially flat with fourth quarter 2000 levels, despite sharply lower mill operating rates.

            "Second, gains from our ongoing tactical land sales and exchanges were $4 million in first quarter 2001, down from $10 million during first quarter 2000. Our land sales gains can vary significantly from quarter to quarter because of the varied timing of transaction closings. While it is difficult to estimate quarterly land sale gains, our target is to generate income in the $35-$60 million range this year.

            "Current log inventory levels at mills in our operating basins are well below normal," Glass said. "This bodes well for a stronger second half as we view the first quarter as the low point of the year.

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            "As a result of weak demand in the first quarter, we again strategically deferred some harvests until later in the year. Looking ahead, we will stay disciplined in managing our harvest levels during difficult market conditions to ensure we maximize the value of our forests. We are positioned to take full advantage of changing local market conditions and are focused on preserving our long-term timber values," Glass concluded.

            Headquartered at Atlanta, The Timber Company (www.thetimbercompany.com) is a separate operating group of Georgia-Pacific Corp. and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users, including Georgia-Pacific Group (NYSE: GP).

            Also today, Georgia-Pacific Corp. provided consolidated results for The Timber Company and Georgia-Pacific Group for first quarter 2001. The corporation recorded a consolidated net loss of $115 million for the first quarter 2001, compared with consolidated net income of $234 million for the three months ended April 1, 2000.

Certain statements contained in this release, including statements regarding sawtimber and pulpwood demand and pricing, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for timber, particularly the strength of the pulp and paper markets; the effect of any material changes in the available supply of timber, including the levels of harvests from public lands, the effect of government, legislative and environmental restrictions on the harvesting of private timberlands; and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year Dec. 30, 2000.

            A tabulation of results for The Timber Company follows:

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THE TIMBER COMPANY
Operating Highlights
(In millions, except per share amounts)
(unaudited)
	First Quarter 2001	First Quarter 2000
NET SALES Timber - Georgia-Pacific Group Timber - Third parties Delivered Stumpage Other	$ 46 13 25 7	$ 64 8 28 2
Total net sales	$ 91	$ 102
Operating profits Interest expense Provision for income taxes	$ 47 (11) (14)	$ 75 (10) (25)
Net income	$ 22	$ 40
Basic and diluted per share: Net income per share	$ 0.27	$ 0.49
Average number of shares outstanding: Basic Diluted	80.4 81.2	82.3 82.5